Explanation of Responses:

(1) On August 15, 2003, Micro Investment, LLC, a Delaware limited liability company ("Micro LLC"), acquired 131,171 shares of common stock, par value $0.001 per share, of Micro Therapeutics, Inc., a Delaware corporation (the "Company"), as liquidated damages for the Company's failure to have a registration statement under that certain Securities Purchase Agreement, dated as of September 3, 2002, by and among the Company, Micro LLC and the other investors identified on the signature pages thereto, declared effective by the Securities and Exchange Commission by March 31, 2003. The amount of the damages was $587,382.69, or approximately $4.478 per share of common stock.

(2) The stockholder is Micro LLC, of which Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with three affiliated entities who are members of Micro LLC, "WPEP"), is the managing member. The sole general partner of WPEP is Warburg, Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPEP. The reporting person, a director of the Company, is a managing director and member of WP LLC and a general partner of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the shares owned by Micro LLC, although she disclaims beneficial ownership of those shares, except to the extent of any indirect pecuniary interest therein.